Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CONDUENT INCORPORATED

UNDER SECTION 807 OF THE

BUSINESS CORPORATION LAW

1. The name of the Corporation is “CONDUENT INCORPORATED”.

2. The Certificate of Incorporation was filed in the Office of the Secretary of State of the State of New York on June 9, 2016.

3. This restatement of the Certificate of Incorporation was authorized by the unanimous written consent of the Board of Directors of the Corporation and by the unanimous written consent of the holders of all of the outstanding shares of the Corporation entitled to vote on the restatement of the Certificate of Incorporation. The Certificate of Incorporation is hereby amended or changed to effect the following amendments or changes authorized by the Business Corporation Law of the State of New York: (a) the amendment and replacement in its entirety of Article SEVENTH relating to the Board of Directors of the Corporation, (b) the addition of Article TENTH relating to Section 912 of the Business Corporation Law of the State of New York, (c) the addition of Article ELEVENTH relating to the selection of an exclusive forum and (d) the addition of Article TWELFTH relating to amendments to the By-Laws of the Corporation. The Certificate of Incorporation is hereby restated as amended or changed to read as herein set forth in full:

FIRST: The name of the Corporation is CONDUENT INCORPORATED.

SECOND: The purpose for which it is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in New York County, New York.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,000,000,000 shares of Common Stock, of the par value of $0.01 each (hereinafter referred to as “Common Stock”), and 100,000,000 shares of Preferred Stock, of the par value of $0.01 each (hereinafter referred to as “Preferred Stock”).

1. The Board of Directors is authorized, at any time or from time to time, to provide for the issuance of Preferred Stock in series, and to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

(b) whether the holders thereof shall be entitled to cumulative, noncumulative or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including, without limitation, the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

(c) whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

(d) whether, and if so upon what terms and conditions, such shares shall be redeemable;

(e) whether the shares shall be subject to any sinking fund provided for the purchase or redemption of such shares and, if so, the terms of such fund;

(f) whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof;

(g) whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the Corporation; and

(h) any other relative rights, preferences and limitations of that series.

2. No holder of Common Stock or Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any obligations or other securities convertible into, or exchangeable for, any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

3. (a) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of preferred stock designated as the “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 120,000.

(b) Definitions. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings, whether used in the singular or the plural:

“accrued and unpaid dividends” means an amount computed at the annual dividend rate for the shares of the Series A Preferred Stock from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid on such share; but no interest shall be payable upon any arrearages.

“Additional Shares” has the meaning set forth in Subdivision 3(l)(i).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified

Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act in the relevant matter on behalf of such board of directors.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of Conduent Incorporated, as amended.

“Close of Business” means 5:00 pm, New York City time, on the date in question.

“Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on any date of determination means:

(i) the closing sale price of the Common Stock or such other securities (or, if no closing sale price is reported, the last reported sale price of the Common Stock or such other securities) on the New York Stock Exchange on such date;

(ii) if the Common Stock or such other securities are not traded on the New York Stock Exchange on such date, the closing sale price of the Common Stock or such other securities (or, if no closing sale price is reported, the last reported sale price of the Common Stock or such other securities) as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are traded on such date;

(iii) if the Common Stock or such other securities are not traded on a U.S. national or regional securities exchange on such date, the last quoted bid price for the Common Stock or such other securities on such date in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization; or

(iv) if the Common Stock or such other securities are not quoted by Pink OTC Markets Inc. or a similar organization on such date, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Subdivision 3, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com).

“Common Stock Outstanding” means, at any given time, the number of shares of Common Stock issued and outstanding at such time.

“Conversion Date” has the meaning set forth in Subdivision 3(i)(v)(B).

“Conversion Rate” means, with respect to each share of Series A Preferred Stock,                  shares of Common Stock, subject to adjustment in accordance with the provisions of this Subdivision 3.

“Current Market Price” means, in the case of any distribution giving rise to an adjustment to the Conversion Rate pursuant to Subdivision 3(j)(iv), Subdivision 3(j)(v) or Subdivision 3(j)(vi) or a distribution upon conversion pursuant to Subdivision 3(j)(viii), the average Closing Price of the Common Stock during the ten consecutive Trading Day period ending on and including the Trading Day immediately preceding the Ex-Dividend Date for such distribution. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to Subdivision 3(j), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Subdivision 3(j) and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Distributed Property” has the meaning set forth in Subdivision 3(j)(v).

“Dividend Payment Date” has the meaning set forth in Subdivision 3(d)(ii).

“Dividend Period” means each period from, and including, a Dividend Payment Date (or with respect to the initial Dividend Period, the Issue Date) to, but excluding, the following Dividend Payment Date.

“Dividend Rate” has the meaning set forth in Subdivision 3(d)(i).

“Dividend Record Date” has the meaning set forth in Subdivision 3(d)(iv).

“Dividend Threshold Amount” has the meaning set forth in Subdivision 3(j)(vi)(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Subdivision 3(k)(i).

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

“Expiration Date” has the meaning set forth in Subdivision 3(j)(vii).

“Expiration Time” has the meaning set forth in Subdivision 3(j)(vii).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as reasonably determined by the Board of Directors in good faith; provided, however, that with respect to Subdivision 3(o)(ii), Fair Market Value shall mean the value of the Optional Redemption Transferred Shares determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Fiscal Quarter” means, with respect to the Corporation, the fiscal quarter publicly disclosed by the Corporation.

“Fundamental Change” means the occurrence of any of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the Common Stock;

(ii) consummation of any consolidation, merger or other business combination of the Corporation with or into another Person or any sale, lease or conveyance in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than:

(A) pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, Voting Shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person immediately after the transaction; or

(B) any merger or consolidation primarily for the purpose of changing the jurisdiction of incorporation of the Corporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(iii) the Common Stock ceases to be listed on a U.S. national securities exchange or association (other than as a result of a transaction described in clause (ii) above);

provided, however, that a Fundamental Change with respect to clauses (i) or (ii) above shall not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of common stock that is traded on a U.S. national securities exchange or that will be traded on a U.S. national securities exchange when issued or exchanged in connection with such transaction.

“Fundamental Change Notice” has the meaning set forth in Subdivision 3(m)(ii).

“Fundamental Change Redemption Date” has the meaning set forth in Subdivision 3(m)(i).

“Fundamental Change Redemption Price” has the meaning set forth in Subdivision 3(m)(i).

“Holder(s)” means the Person(s) in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation, as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes. The initial Holder shall be Darwin Deason.

“Issue Date” means the date upon which any shares of Series A Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Subdivision 3(c)(i).

“junior stock” means the Common Stock and any other stock of the Corporation, now or hereafter authorized, over which the Series A Preferred Stock has preference or priority either in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, at any time, $1,000.

“Make-Whole Acquisition” means the occurrence of a transaction described under clauses (i) or (ii) of the definition of “Fundamental Change”.

“Make-Whole Acquisition Conversion Period” has the meaning set forth in Subdivision 3(l)(i).

“Make-Whole Acquisition Effective Date” has the meaning set forth in Subdivision 3(l)(i).

“Make-Whole Acquisition Stock Price” means the price paid per share of Common Stock in the event of a Make-Whole Acquisition. If the holders of shares of Common Stock receive only cash in the Make-Whole Acquisition, the Make-Whole Acquisition Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on the 10 Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

“Mandatory Conversion Date” has the meaning set forth in Subdivision 3(h)(iii).

“Notice of Mandatory Conversion” has the meaning set forth in Subdivision 3(h)(iii).

“Optional Redemption Date” has the meaning set forth in Subdivision 3(o)(ii)(B).

“Optional Redemption Notice” has the meaning set forth in Subdivision 3(o)(ii)(A).

“Optional Redemption Transferred Shares” has the meaning set forth in Subdivision 3(o)(ii).

“Parity Securities” has the meaning set forth in Subdivision 3(c)(ii).

“Permitted Transferee(s)” means any of (w) the spouse of Darwin Deason, (x) any lineal descendant of Darwin Deason or any brother or sister of Darwin Deason, (y) any brother or sister of Darwin Deason, or (z) any trust for the direct or indirect benefit of exclusively Darwin Deason and/or the spouse of Darwin Deason; any lineal descendant of Darwin Deason or any brother or sister of Darwin Deason; or any brother or sister of Darwin Deason.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock corporation, limited liability company or trust.

“Preferred Stock” means the Preferred Stock, par value of $0.01 each, of the Corporation.

“Record Date” means, with respect to any issuance, dividend or distribution declared, paid or made on or with respect to any capital stock of the Corporation, the date fixed for the determination of the holders of such capital stock entitled to receive such issuance, dividend or distribution.

“Registrar” means the Corporation or any other registrar appointed by the Corporation.

“Reorganization Event” has the meaning set forth in Subdivision 3(k)(i).

“Senior Securities” has the meaning set forth in Subdivision 3(c)(iii).

“Series A Preferred Stock” has the meaning set forth in Subdivision 3(a).

“Spin-Off” has the meaning set forth in Subdivision 3(j)(v).

“Spin-Off Valuation Period” has the meaning set forth in Subdivision 3(j)(v).

“Trading Day” means a day on which the shares of Common Stock or any securities distributed in a Spin-Off, as the case may be:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means, with respect to each share of Series A Preferred Stock, the sale, transfer, pledge, assignment, loan or other disposition or encumbrance of such share of Series A Preferred Stock.

“Trigger Event” has the meaning set forth in Subdivision 3(j)(xv).

“Voting Shares” of a Person means shares of all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

(c) Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank:

(i) senior to the Corporation’s Common Stock and each other class or series of capital stock that the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Junior Securities”);

(ii) on a parity with each class or series of Preferred Stock established after the Issue Date by the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Securities”); and

(iii) subject to the approval of the holders of the Series A Preferred Stock to the extent required by Subdivision 3(n), junior to any class or series of the Corporation’s capital stock that the Corporation may issue in the future the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock (collectively, the “Senior Securities”).

For the avoidance of doubt, the Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without notice to or consent of the Holder(s).

(d) Dividends.

(i) The Holder(s) shall be entitled to receive, on each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of any funds legally available for the payment of dividends, cumulative cash dividends at a rate per annum equal to 8.0% of the Liquidation Preference (the “Dividend Rate”) in accordance with subdivision 1 of Article FOURTH of the Certificate of Incorporation and this Subdivision 3(d); provided, however, that in the event that on any Dividend Payment Date there shall be accrued and unpaid dividends for any prior Dividend Period, the Dividend Rate shall equal 8.0% per annum of the sum of (x) the Liquidation Preference and (y) the amount of all such accrued and unpaid dividends for any prior Dividend Periods.

(ii) Dividends will accrue and cumulate from the Issue Date and are payable quarterly in arrears on the first day of January, April, July and October (each, a “Dividend Payment Date”), commencing on the first Dividend Payment Date following the Issue Date. If a Dividend Payment Date falls on a day that is not a Business Day, the dividends will be paid on the next Business Day as if it were paid on the Dividend Payment Date and no interest will accrue in connection therewith. If dividends on any shares of the Series A Preferred Stock shall be cumulative from a date less than thirty days prior to the first quarter-yearly dividend payment date in respect of such shares, the dividends accrued on such shares to such date shall not be payable on such date but shall be payable on the next following quarter-yearly dividend payment date.

(iii) The amount of dividends payable for each full quarterly Dividend Period will be computed by dividing the Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other Dividend Period shorter or longer than a full quarterly Dividend Period, will be computed on the basis of the actual number of days elapsed during such Dividend Period over a 360-day year.

(iv) Dividends will be paid to the Holder(s) as such Holder(s) appear in the records of the Corporation at the Close of Business on the 15th day of the immediately preceding calendar month in which the applicable Dividend Payment Date falls (the “Dividend Record Date”). The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(v) Dividends on any share of Series A Preferred Stock converted to Common Stock shall cease to accumulate on the Mandatory Conversion Date or any applicable Conversion Date, as applicable.

(vi) In case the stated dividends and the amounts payable on liquidation are not paid in full, the shares of the Series A Preferred Stock shall share ratably in the payment of dividends (including accumulations, if any) in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distributions if all sums payable were discharged in full.

(vii) So long as any shares of the Series A Preferred Stock are outstanding, no dividend whatever shall be paid or declared at any time, and no distribution made, on any junior stock (other than in junior stock) nor shall any shares of junior stock be purchased or otherwise acquired for value or redeemed at any time by the Corporation or any subsidiary unless all dividends on the Series A Preferred Stock for all past quarter-yearly dividend periods (other than the first quarter-yearly dividend period for any shares if the dividend on such shares for such period shall not then be payable pursuant to the provisions of Subdivision 3(d)(ii)) shall have been paid and the full dividends thereon for the then current quarter-yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart; provided, however, that the foregoing restriction in this Subdivision 3(d) shall not apply to the acquisition of any junior stock solely in exchange for, or solely out of the proceeds of sale of, any other junior stock. Subject to the foregoing provisions of this Subdivision 3(d), and to any further limitations prescribed by the Board of Directors in accordance with subdivision 1 of Article FOURTH of the Certificate of Incorporation, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds of the Corporation legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.

(viii) The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this Subdivision 3(d).

(e) Liquidation.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holder(s) shall be entitled to receive for each share of Series A Preferred Stock out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any Senior Securities, and before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Securities, a liquidating distribution in an amount equal to (x) the Liquidation Preference and (y) an amount equal to any accrued and unpaid dividends on such share of Series A Preferred Stock through the date of such liquidating distribution. The holders of the Junior Securities shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share ratably in all the remaining assets of the Corporation in accordance with their respective rights. After payment of the full amount of such liquidating distribution, the Holder(s) will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets, of the Corporation.

(ii) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holder(s) and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions which would be payable on such shares if all amounts payable thereon were paid in full.

(iii) Neither the consolidation or merger of the Corporation with or into any other entity, nor the consolidation or merger of any other entity with or into the Corporation, nor the sale, lease or other transfer or disposition of all or substantially all of the Corporation’s property or business or other assets shall, in and of itself, constitute a liquidation, dissolution or winding up of the Corporation.

(f) Maturity. The Series A Preferred Stock shall be perpetual, unless converted in accordance with this Certificate of Incorporation or redeemed either at the option of the Holder pursuant to Subdivision 3(m) or at the option of the Corporation pursuant to Subdivision 3(o)(ii).

(g) Conversion at the Holder’s Option. Each Holder shall have the right, at such Holder’s option, at any time and from time to time, to convert all or any portion of such Holder’s Series A Preferred Stock into shares of Common Stock at the Applicable Conversion Rate, plus cash in lieu of fractional shares, plus an amount equal to any accrued and unpaid dividends on the shares of Series A Preferred Stock so converted through the date of such conversion, subject to compliance with the conversion procedures set forth in Subdivision 3(i).

(h) Mandatory Conversion at the Corporation’s Option.

(i) The Corporation shall have the right, at its option, at any time or from time to time to cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate, plus cash in lieu of fractional shares, plus an amount equal to any accrued and unpaid dividends on the shares of Series A Preferred Stock so converted through the Mandatory Conversion Date, if, for 20 Trading Days during any period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Corporation delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 136.94% of the then Applicable Conversion Price.

(ii) If the Corporation elects to cause fewer than all of the shares of Series A Preferred Stock to be converted pursuant to this Subdivision 3(h), the Corporation shall select the Series A Preferred Stock to be converted on a pro rata basis or by another method the Board of Directors, in its sole discretion, considers fair to the Holders. If the Corporation selects a portion of a Holder’s Series A Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series A Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Subdivision 3(h).

(iii) If the Corporation elects to exercise the mandatory conversion right pursuant to this Subdivision 3(h), the Corporation shall provide notice of such conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). The conversion date shall be a date selected by the Corporation (the “Mandatory Conversion Date”) and shall be no more than 7 days after the date on which the Corporation provides such Notice of Mandatory Conversion. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion shall state, as appropriate:

(A) the Mandatory Conversion Date;

(B) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and

(C) the number of shares of Series A Preferred Stock to be converted.

(i) Conversion Procedures.

(i) As provided in Subdivision 3(d)(v), dividends on any share of Series A Preferred Stock converted to Common Stock shall cease to accumulate on the Mandatory Conversion Date or any applicable Conversion Date, as applicable, and such shares of Series A Preferred Stock shall cease to be outstanding upon conversion.

(ii) Prior to the Close of Business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock (and/or other securities, if applicable) issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and the Holder(s) shall have no rights with respect to the Common Stock (and/or other securities, if applicable) issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock (and/or other securities, if applicable) issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock (and/or other securities, if applicable) issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.

(iii) The Person(s) entitled to receive the Common Stock (and/or cash, securities or other property, if applicable) issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock (and/or other securities, if applicable) as of the Close of Business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and/or cash, securities or other property, if applicable) and payments of cash in lieu of fractional shares, if any, and accrued and unpaid dividends, if any, to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payments, in the name of the Holder and in the manner shown on the records of the Corporation.

(iv) Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Incorporation, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock; provided that no decrease shall reduce the authorized number of Series A Preferred Stock to a number less than the number of shares then outstanding.

(v) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(A) On the Mandatory Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to the Holder(s) or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

(B) On the date of any conversion at the option of the Holder(s) pursuant to Subdivision 3(g), a Holder must do each of the following in order to convert:

(1)	surrender the shares of Series A Preferred Stock to the Corporation;

(2)	if required, furnish appropriate endorsements and transfer documents; and

(3)	if required, pay all transfer or similar taxes.

The date on which a Holder complies with the procedures in this Subdivision 3(i)(v) is the “Conversion Date”.

(vi) Fractional Shares.

(A) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(B) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Subdivision 3(g) or Subdivision 3(h), the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.

(C) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(j) Anti-Dilution Adjustments.

(i) The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with this Subdivision 3(j).

(ii) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of its Common Stock to all or substantially all holders of its Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the Record Date for such dividend or distribution;
OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such dividend or distribution; and
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Subdivision 3(j)(ii) shall become effective immediately after the Record Date for such dividend or distribution. If any dividend or distribution that is the subject of this Subdivision 3(j)(ii) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, for purposes of this Subdivision 3(j)(ii), the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such dividend or distribution shall not include shares of Common Stock held in treasury, if any.

(iii) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, (x) subdivide the then Common Stock Outstanding into a greater number of shares of Common Stock or (y) combine the then Common Stock Outstanding into a smaller number of shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the effective date of such subdivision or combination;
CR1	=	the Conversion Rate in effect immediately after the effective date of such subdivision or combination;
OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the effective date of such subdivision or combination; and
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination.

Any adjustment made pursuant to this Subdivision 3(j)(iii) shall become effective immediately after the effective date of such subdivision or combination.

(iv) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute to holders of all or substantially all of the Common Stock any rights or warrants (other than a distribution of rights issued pursuant to a stockholder’s rights plan, to the extent such rights are attached to shares of Common Stock (in which event the provisions of Subdivision 3(j)(xv) shall apply), a dividend reinvestment plan or an issuance in connection with a transaction in which Subdivision 3(k) applies) entitling them to subscribe for or purchase, for a period of not more than 60 calendar days from the issuance date of such distribution, shares of Common Stock at a price per share less than the Current Market Price of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	×	OS0 + X
OS0 + Y

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;
CR’	=	the Conversion Rate in effect immediately after the Record Date for such distribution;
OS0	=	the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such distribution;
X	=	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and
Y	=	the number of shares of Common Stock equal to (x) the aggregate price payable to exercise such rights or warrants divided by (y) the Current Market Price of the Common Stock.

Any adjustment made pursuant to this Subdivision 3(j)(iv) shall become effective immediately after the Record Date for such distribution. If such rights or warrants described in this Subdivision 3(j)(iv) are not so distributed, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to distribute such rights or warrants, to the Conversion Rate that would then be in effect if such distribution had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Corporation upon exercise of such rights and warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For the avoidance of doubt, for purposes of this Subdivision 3(j)(iv), the number of shares of Common Stock Outstanding at the Close of Business on the Record Date for such distribution shall not include shares of Common Stock held in treasury, if any.

(v) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, by dividend or otherwise, distribute to all or substantially all holders of the Common Stock shares of any class of capital stock of the Corporation, evidences of its indebtedness, assets, property or rights or warrants to acquire the Corporation’s capital stock or other securities, but excluding:

(A) any dividends or distributions referred to in Subdivision 3(j)(ii);

(B) any rights or warrants referred to in Subdivision 3(j)(iv);

(C) any dividends or distributions referred to in Subdivision 3(j)(vi);

(D) any dividends and distributions in connection with a transaction to which Subdivision 3(k) shall apply; and

(E) any Spin-Offs to which the provision set forth below in this Subdivision 3(j)(v) shall apply,

(any such shares of capital stock, indebtedness, assets, property or rights or warrants to acquire Common Stock or other securities, hereinafter in this Subdivision 3(j)(v) called the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	×	SP0
SP0 – FMV

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;
CR’	=	the Conversion Rate in effect immediately after the Record Date for such distribution;
SP0	=	the Current Market Price of the Common Stock; and
FMV	=	the Fair Market Value on the Record Date for such distribution of the Distributed Property, expressed as amount per share of Common Stock.

If the transaction that gives rise to an adjustment pursuant to this Subdivision 3(j)(v) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (a “Spin-Off”) that are, or when issued will be, traded or listed on the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or any other U.S. national securities exchange or association, the Conversion Rate shall be adjusted based on the following formula:

CR’	=	CR0	×	(FMV + MP0)
MP0

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such distribution;
CR’	=	the Conversion Rate in effect immediately after the Record Date for such distribution;
FMV	=	the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period beginning on, and including, the effective date of the Spin-Off (the “Spin-Off Valuation Period”); and
MP0	=	the average of the Closing Prices of the Common Stock over the Spin-Off Valuation Period.

Any adjustment made pursuant to this Subdivision 3(j)(v) shall become effective immediately after the Record Date for such distribution. If any dividend or distribution of the type described in this Subdivision 3(j)(v) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this Subdivision 3(j)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Subdivision 3(j)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Subdivision 3(j)(v).

(vi) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, by dividend or otherwise make a distribution to all or substantially all holders of its outstanding shares of Common Stock consisting exclusively of cash, but excluding:

(A) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), or upon a transaction to which Subdivision 3(k) applies, or

(B) regular cash dividends to the extent that such dividends do not exceed $0.25 per share in any Fiscal Quarter (the “Dividend Threshold Amount”),

then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	×	SP0
SP0 – DIV

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect immediately after the Record Date for such dividend or distribution;
SP0	=	the Current Market Price of the Common Stock; and
DIV	=	the amount in cash per share of Common Stock of the dividend or distribution, as determined pursuant to the following sentences. If any adjustment is required to be made as set forth in this Subdivision 3(j)(vi) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment shall be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate as described under this Subdivision 3(j)(vi).

Any adjustment made pursuant to this Subdivision 3(j)(vi) shall become effective immediately after the Record Date for such dividend or distribution. If any dividend or distribution of the type described in this Subdivision 3(j)(vi) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vii) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, make a payment in respect of a tender offer or exchange offer for all or any portion of the Common Stock subject to the tender offer rules, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Closing Price of the Common Stock on the trading day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”), then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	×	FMV + (SP1 × OS1)
SP1 × OS0

where,

CR0	=	the Conversion Rate in effect at the Close of Business on the Expiration Date;
CR1	=	the Conversion Rate in effect immediately after the Expiration Date;
FMV	=	the Fair Market Value, on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date;
OS1	=	the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”);
OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Time; and
SP1	=	the average of the Closing Price of Common Stock during the ten consecutive Trading Day period commencing on the Trading Day immediately after the Expiration Date.

Any adjustment made pursuant to this Subdivision 3(j)(vii) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the Expiration Date. If the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Subdivision 3(j)(vii) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Subdivision 3(j)(vii). If an adjustment to the Conversion Rate is required under this Subdivision 3(j)(vii), delivery of any additional shares of Common Stock upon conversion of the Series A Preferred Stock shall be delayed to the extent necessary in order to complete the calculations provided for in this Subdivision 3(j)(vii).

(viii) In cases where the Fair Market Value of shares of capital stock, evidences of indebtedness, assets (including cash), or securities or certain rights, warrants or options to purchase securities of the Corporation, or the amount of the cash dividend or distribution applicable to one share of Common Stock, distributed to all or substantially all holders of the Common Stock:

(A) equals or exceeds the Current Market Price of the Common Stock; or

(B) the Current Market Price of the Common Stock exceeds the Fair Market Value of such assets, debt securities or rights, warrants or options or the amount of cash so distributed by less than $1.00,

rather than being entitled to an adjustment in the Conversion Rate, the Holder(s) will be entitled to receive upon conversion, in addition to shares of Common Stock, the kind and amount of shares of capital stock, evidences of indebtedness, assets, or securities or rights, warrants or options comprising the distribution, if any, that such Holder(s) would have received if such Holder(s) had held a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock held multiplied by the Conversion Rate in effect immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(ix) All calculations under this Subdivision 3(j) shall be made to the nearest 1/100,000 of a share of Common Stock per share of Series A Preferred Stock. No adjustment in the Conversion Rate is required if the amount of such adjustment would be less than 1%; provided, however, that any such adjustment not required to be made pursuant to this Subdivision 3(j)(ix) will be carried forward and taken into account in any subsequent adjustment.

(x) No adjustment to the Conversion Rate shall be made if the Holder(s) may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

(xi) The Corporation may, but is not required to, make such increases in the Conversion Rate, in addition to those required by Subdivision 3(j)(ii) through (vii), as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of Common Stock (or rights to acquire Common Stock) or from any event treated as such for income tax purposes.

(xii) In addition to the foregoing, to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 Business Days, the increase is irrevocable during the period and the Board of Directors shall have made a determination that such increase would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to Holder(s) a notice of the increase, which notice will be given at least 15 calendar days prior to the effectiveness of any such increase, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(xiii) If during a period applicable for calculating the Closing Price of Common Stock or any other security, an event occurs that requires an adjustment to the Conversion Rate, the Closing Price of such security shall be calculated for such period in a manner reasonably determined by the Corporation to appropriately reflect the impact of such event on the price of such security during such period. Whenever any provision of this Subdivision 3 requires a calculation of an average of Closing Prices of Common Stock or any other security over multiple days, appropriate adjustments shall be made to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period during which the average is to be calculated.

(xiv) Whenever the Conversion Rate is to be adjusted in accordance with Subdivision 3(j), the Corporation shall compute the Conversion Rate in accordance with Subdivision 3(j), taking into account Subdivision 3(j)(ix), and provide, or cause to be provided, a written notice to the Holder(s) of the occurrence of such event and setting forth the adjusted Conversion Rate.

(xv) Rights Plans. If the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date or any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, the Holder of such shares will receive, in addition to the shares of Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to the Mandatory Conversion Date or such Conversion Date, the rights have (x) become exercisable or (y) separated from the shares of Common Stock in accordance with the provisions of such rights plan (the first of events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Stock as described in Subdivision 3(j)(iv) (without giving effect to the 60 day limit on the exercisability of rights and warrants ordinarily subject to such Subdivision 3(j)(iv)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Corporation for shares of Common Stock, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Corporation had instead issued the shares of Common Stock issued upon such exchange as a dividend or distribution of shares of Common Stock subject to Subdivision 3(j)(ii).

(k) Reorganization Events.

(i) In the event that there occurs:

(A) any consolidation, merger or other business combination of the Corporation with or into another Person;

(B) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

(C) any reclassification, recapitalization or reorganization of the Corporation; or

(D) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a consolidation, merger or other business combination);

and in each case, the holders of the Common Stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for the Common Stock (any such event or transaction, a “Reorganization Event”) each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without notice to or consent of the Holder(s) and subject to Subdivision 3(k)(v), become convertible (but, for the avoidance of doubt, shall not be automatically converted in connection with such Reorganization Event) into the kind of securities, cash and other property received in such Reorganization Event by the holders of the Common Stock (other than the counterparty to the Reorganization Event or an Affiliate of such counterparty) (such securities, cash and other property, the “Exchange Property”).

(ii) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holder(s) are entitled to receive upon conversion shall be deemed to be the types and amounts of consideration received by a majority of the holders of the shares of Common Stock that did make an affirmative election.

(iii) The above provisions of this Subdivision 3(k) shall similarly apply to successive Reorganization Events and the provisions of Subdivision 3(j) shall apply to any shares of capital stock received by the holders of Common Stock in any such Reorganization Event.

(iv) The Corporation (or any successor) shall, within 20 days of the consummation of any Reorganization Event, provide written notice to the Holder(s) of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Subdivision 3(k).

(v) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless:

(A) such agreement provides for, or does not interfere with or prevent (as applicable), conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Subdivision 3(k); and

(B) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or, in the case of a Reorganization Event described in Subdivision 3(k)(i)(B), an exchange of Series A Preferred Stock for the stock of the Person to whom the Corporation’s assets are conveyed or transferred, and such stock of the Person surviving such Reorganization Event or to whom the Corporation’s assets are conveyed or transferred shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Incorporation.

(l) Holder’s Right to Convert Upon a Make-Whole Acquisition.

(i) In addition to any other rights of conversion set forth herein, in the event a Make-Whole Acquisition occurs, each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s shares of Series A Preferred Stock into shares of Common Stock during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 calendar days after the Make-Whole Acquisition Effective Date at the Applicable Conversion

Rate, plus a number of additional shares of Common Stock (the “Additional Shares”) determined pursuant to Subdivision 3(l)(ii), plus cash in lieu of fractional shares, plus an amount equal to any accrued and unpaid dividends on the shares of Series A Preferred Stock so converted through the date of such conversion, subject to compliance with the conversion procedures set forth in Subdivision 3(i).

(ii) The number of Additional Shares per share of Series A Preferred Stock shall be determined by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

Make-Whole Acquisition Stock Price
Make-Whole Acquisition Effective Date	$	$	$	$	$
February 1, 2015 and thereafter

The exact Make-Whole Acquisition Stock Price and Make-Whole Acquisition Effective Date may not be set forth in the table, in which case:

(A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts in the table or the Make-Whole Acquisition Effective Date is between two Make-Whole Acquisition Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(B) if the Make-Whole Acquisition Stock Price is in excess of $         per share (subject to adjustment pursuant to Subdivision 3(j)), no Additional Shares will be issued upon conversion of the Series A Preferred Stock;

(C) if the Make-Whole Acquisition Stock Price is less than $         per share (subject to adjustment pursuant to Subdivision 3(j)), no Additional Shares will be issued upon conversion of the Series A Preferred Stock; and

(D) if the Make-Whole Acquisition Effective Date is after the fifth anniversary of the Issue Date, then the number of Additional Shares will be determined by reference to the last row in the table.

The Make-Whole Acquisition Stock Prices set forth in the table above shall be adjusted pursuant to Subdivision 3(j) as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Additional Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Subdivision 3(j).

(iii) On or before the 20th calendar day prior to the date the Corporation anticipates the Make-Whole Acquisition being consummated or within two Business Days of becoming aware of a Make-Whole Acquisition of the type set forth in clause (i) of the definition of Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holder(s) as they appear in the records of the Corporation. Such notice shall contain:

(A) the date as of which the Make-Whole Acquisition is anticipated to be effective or the Make-Whole Acquisition Effective Date, as applicable; and

(B) the date by which a Make-Whole Acquisition conversion pursuant to this Subdivision 3(l) must be exercised.

(iv) On the Make-Whole Acquisition Effective Date or as soon as practicable thereafter, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holder(s) as they appear in the records of the Corporation. Such notice shall contain:

(A) the date that shall be 30 calendar days after the Make-Whole Acquisition Effective Date;

(B) the number of Additional Shares;

(C) the amount of cash, securities and other consideration receivable by a Holder upon conversion; and

(D) the instructions a Holder must follow to exercise its Make-Whole Acquisition conversion right pursuant to this Subdivision 3(l).

(v) To exercise its Make-Whole Acquisition conversion right pursuant to this Subdivision 3(l), a Holder must, no later than 5:00 p.m., New York City time, on or before the date specified in the notice sent pursuant to Subdivision 3(l)(iv), comply with the procedures set forth in Subdivision 3(i), and indicate that it is exercising its Make-Whole Acquisition conversion right pursuant to this Subdivision 3(l).

(vi) If a Holder does not elect to exercise its Make-Whole Acquisition conversion right pursuant to this Subdivision 3(l), the shares of Series A Preferred Stock or successor security held by it shall remain outstanding (unless otherwise converted as provided herein), but the Holder will not be eligible to receive Additional Shares.

(vii) Upon a Make-Whole Acquisition conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Subdivision 3(l)(v), deliver to the Holder such cash, securities or other property as are issuable with respect to the shares of Series A Preferred Stock converted.

(viii) In the event that a Make-Whole Acquisition conversion is effected with respect to shares of Series A Preferred Stock or a successor security representing less than all the shares of Series A Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition conversion, the Corporation or its successor shall execute and the Registrar shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition conversion was not effected.

(m) Holder’s Redemption Right Upon a Fundamental Change.

(i) Upon the occurrence of a Fundamental Change, each Holder shall have the option, during the period commencing on the date the applicable Fundamental Change Notice (as defined below) is mailed to Holders of the Series A Preferred Stock and ending at the Close of Business on the 45th Business Day thereafter (the “Fundamental Change Redemption Date”), to require the Corporation to redeem all, or any portion, of such Holder’s shares of Series A Preferred Stock at the redemption price per share equal to the Liquidation Preference per share of Series A Preferred Stock plus an amount equal to any accrued and unpaid dividends on the shares of Series A Preferred Stock so redeemed to, but not including, the Fundamental Change Redemption Date (the “Fundamental Change Redemption Price”).

(ii) Within 30 days following a Fundamental Change, the Corporation shall mail to each Holder of shares of the Series A Preferred Stock a notice (the “Fundamental Change Notice”) setting forth the details of the Fundamental Change and the special redemption rights occasioned thereby. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (a) the Fundamental Change Redemption Date; (b) the Fundamental Change Redemption Price; (c) the place or places where certificates for shares may be surrendered for payment of the Fundamental Change Redemption Price, including any procedures applicable to redemption to be accomplished through book-entry transfers; (d) the procedures that the Holder of Series A Preferred Stock must follow to exercise such Holder’s rights under this Subdivision 3(m); and (e) that dividends on the shares tendered for redemption will cease to accumulate on the Fundamental Change Redemption Date.

(iii) To exercise such Holder’s special redemption right under this Subdivision 3(m), a Holder must (a) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be redeemed, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation and (b) notify the Corporation at such office that such Holder elects to exercise such Holder’s fundamental change redemption rights and the number of shares such Holder wishes to have redeemed. In the event that a Holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which such Holder wishes to have redeemed, such Holder shall be deemed to have elected to have redeemed all shares represented by the certificate or certificates surrendered for redemption.

(iv) Exercise by a Holder of such Holder’s special redemption right following a Fundamental Change is irrevocable, except that a Holder may withdraw its election to exercise such Holder’s special redemption right at any time on or before the Fundamental Change Redemption Date by delivering a written or facsimile transmission notice to the Corporation at the address or facsimile number specified in the Fundamental Change Notice. Such notice, to be effective, must be received by the Corporation prior to the close of business on the Fundamental Change Redemption Date. All shares of Series A Preferred Stock tendered for redemption pursuant to the Holder’s fundamental change redemption rights as described herein and not withdrawn shall be redeemed at or prior to the Close of Business on the Fundamental Change Redemption Date. From and after the Fundamental Change Redemption Date, unless the Corporation defaults in payment of the Fundamental Change Redemption Price, dividends on the shares of Series A Preferred Stock tendered for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of Holders thereof as shareholders of the Corporation (except the right to receive from the Company the Fundamental Change Redemption Price) shall cease. As soon as practical after the Fundamental Change Redemption Date, the Corporation shall deliver a new certificate representing the unredeemed portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for redemption.

(n) Voting Rights.

(i) Unless the consent of the Holder(s) of a greater number of shares shall then be required by law and except as provided in Subdivisions 3(n)(ii), 3(n)(iii) and 3(n)(iv), the consent of the Holder(s) of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, at which the Series A Preferred Stock shall vote separately as a class, shall be necessary to permit, effect or validate any one or more of the following:

(A) The authorization of, or any increase in the authorized amount of, any class of stock ranking prior to the Series A Preferred Stock;

(B) The amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws of the Corporation (whether, directly or indirectly, by merger, consolidation or otherwise) which would affect adversely any right, preference, privilege or voting power of the Series A Preferred Stock or of the Holder(s) thereof; and

(C) The voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of the Corporation, or the consolidation, merger or other business combination of the Corporation with or into any other Person, except any such sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of the Corporation or consolidation or merger or other business combination wherein none of the rights, preferences, privileges or voting powers of the Series A Preferred Stock or the Holder(s) thereof are adversely affected.

(ii) The Holder(s) shall have no voting rights with respect to any consolidation, merger or other business combination of the Corporation with or into any other Person if:

(A) to the extent the Corporation is not the surviving Person in such transaction, the Holder(s) will receive the stock of the Person surviving such transaction and such stock shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Incorporation; and

(B) upon conversion of the Series A Preferred Stock or the stock of the Person surviving such transaction issued in accordance with Subdivision 3(k)(v), the Holder(s) will receive Exchange Property in accordance with Subdivision 3(k).

(iii) The Holder(s) shall have no voting rights with respect to any sale, lease or conveyance (other than by mortgage) of all or substantially all of the property or business of the Corporation if:

(A) to the extent the Corporation is not the surviving Person in such transaction, the Holder(s) will receive the stock of the Person to whom all or substantially all of the property or business of the Corporation is sold, leased or conveyed and such stock shall have voting powers, preferences and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Certificate of Incorporation; and

(B) upon conversion of the Series A Preferred Stock or the stock of the Person to whom all or substantially all of the property or business of the Corporation is sold, leased or conveyed issued in accordance with Subdivision 3(k)(v), the Holder(s) will receive Exchange Property in accordance with Subdivision 3(k).

(iv) The Holder(s) shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

(v) Except as otherwise expressly provided in the Certificate of Incorporation and except as otherwise provided by law, voting rights upon any and all matters shall be vested exclusively in the holders of the Common Stock.

(vi) Unless and until six quarter-yearly dividends on the Series A Preferred Stock shall be in default, in whole or in part, the entire voting power, except as otherwise provided in the Certificate of Incorporation or By-Laws, shall be vested exclusively in the Common Stock in accordance with the provisions of, and except as otherwise expressly provided in, the Certificate of Incorporation. If and whenever six full quarter-yearly dividends (whether or not consecutive) payable on the Series A Preferred Stock shall be in arrears, in whole or in part, the number of Directors then constituting the Board of Directors shall be increased by two and the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled to elect the two additional directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Series A Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarter-yearly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock to elect such additional two Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as Directors by the holders of the Series A Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the Series A Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of the Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty days after receipt of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in place thereof. In case any vacancy shall occur among the Directors elected by the holders of the Series A Preferred Stock, a successor shall be elected to serve until the next annual meeting of the shareholders or special meeting held in place thereof by the then remaining Director elected by the holders of the Series A Preferred Stock or the successor of such remaining Director.

In any case in which the holders of Series A Preferred Stock shall be entitled to vote pursuant to the provisions of the Certificate of Incorporation or pursuant to law, each holder of Series A Preferred Stock shall be entitled to one vote for each share thereof held.

(o) Transfer; Optional Redemption by the Corporation Upon Transfer.

(i) The Transfer of the Series A Preferred Stock by the Holder(s) thereof shall not be restricted other than pursuant to the requirements of applicable law; provided, however, that, with respect to any such Transfer of shares of Series A Preferred Stock, the shares so Transferred must have an aggregate Liquidation Preference of at least $1 million and, if applicable, any shares owned by the Holder effecting such Transfer following such Transfer must have an aggregate Liquidation Preference of at least $1 million.

(ii) Upon a Transfer of the Series A Preferred Stock pursuant to Subdivision 3(o)(i) to a Person other than a Permitted Transferee, the Corporation shall have the right, at its option, to redeem, in part or in whole, such Transferred shares of Series A Preferred Stock (the “Optional Redemption Transferred Shares”) at any time on or following the fifth anniversary of the date of such Transfer at a redemption price per share of Series A Preferred Stock equal to the then Fair Market Value of such Optional Redemption Transferred Shares and an amount equal to any accrued and unpaid dividends on such Optional Redemption Transferred Shares to, but not including, the Optional Redemption Date.

(A) If the Corporation exercises its optional redemption right to redeem the Optional Redemption Transferred Shares pursuant to Subdivision 3(o)(ii), a written notice (the “Optional Redemption Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holder(s) of such Optional Redemption Transferred Shares, which shall contain the number of Optional Redemption Transferred Shares, the name of the nationally recognized independent investment banking firm selected by the Corporation to determine the Fair Market Value of the Optional Redemption Transferred Shares to be redeemed, the Fair Market Value of the Optional Redemption Transferred Shares (on a per share and aggregate basis) and such other information required by applicable law.

(B) The date of the redemption of the Optional Redemption Transferred Shares shall be a date selected by the Corporation that is not less than 30 calendar days and not more than 60 calendar days after the date on which the Corporation provides Optional Redemption Notice (the “Optional Redemption Date”).

(C) If, on or before the Optional Redemption Date specified in the Optional Redemption Notice, the Corporation has set aside all funds necessary for such redemption, separate and apart from its other funds, in trust for the pro rata benefit of the Holder(s) of the Optional Redemption Transferred Shares so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for the Optional Redemption Transferred Shares so called for redemption shall not have been surrendered for cancellation, all the Optional Redemption Transferred Shares so called for redemption shall no longer be deemed outstanding on and after such Optional Redemption Date, and the right to receive dividends thereon and all other rights with respect to such shares shall forthwith on such Optional Redemption Date cease and terminate, except only the right of the Holder(s) thereof to receive the amount payable on redemption thereof without interest.

(iii) A Holder effecting a Transfer pursuant to this Subdivision 3(o) must notify the Registrar of the Transfer on the date of the Transfer. Any purported Transfer of shares of Series A Preferred Stock not in accordance with this Subdivision 3(o) shall be void and have no effect; provided, however, that the failure to notify the Registrar of any Transfer shall not cause such Transfer to be void and of no effect.

(p) Reservation of Common Stock.

(i) The Corporation has reserved and shall continue at all times to reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Subdivision 3, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. The Corporation shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock at the Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. For purposes of this Subdivision 3(p), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(ii) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as (x) any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and (y) all such acquired shares have all the same attributes as any other share of Common Stock then outstanding, including without limitation any rights that may then be attached to all or substantially all of the Common Stock then outstanding pursuant to any stockholders’ rights plan or similar arrangement.

(iii) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holder(s)).

(iv) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(v) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series A Preferred Stock.

(q) Replacement Certificates. The Corporation shall replace any mutilated Series A Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Corporation.

(r) Miscellaneous.

(i) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (x) if to the Corporation, to its office at                     , or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(ii) No Holder of Series A Preferred Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any obligations or other securities convertible into, or exchangeable for, any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against it served on him is:

SIXTH: Its duration is to be perpetual.

SEVENTH: The Board of Directors shall consist of one or more directors, with the exact number to be determined in the manner prescribed by the By-Laws.

1. Unless the election is contested, each director shall be elected by the affirmative vote of a majority of the votes cast for or against the director at any meeting for the election of directors at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares of the Corporation entitled to vote in the election. An election shall be considered contested if as of the record date there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting.

2. Until such time that a single person or entity or “group” of persons or entities who have filed as a “group” as defined under Section 13(d) of the Securities Exchange Act of 1934,

as amended, owns at least a majority of the outstanding stock of the Corporation, no director may be removed from the Board of Directors without cause. Following such time, (a) shareholders of the Corporation shall have the power to remove (without cause) and replace directors at a special meeting called in accordance with the terms of the By-Laws of the Corporation and (b) any such removal and replacement shall be authorized by a majority of the votes cast at such meeting by the holders of shares of stock of the Corporation entitled to vote thereon (an abstention shall not count as a vote cast).

3. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors exists.

EIGHTH: The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and may issue in exchange therefor, its stock, bonds or other obligations.

NINTH: A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except to the extent that the Business Corporation Law of the State of New York as in effect from time to time expressly provides that this Article shall not eliminate or limit such personal liability. Nothing in this Article shall directly or indirectly increase the liability of any such person based upon acts or omissions occurring before the adoption hereof. No amendment, modification or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such change.

TENTH: The Corporation expressly elects not to be governed by Section 912 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, any state or federal court located in New York County in the State of New York (any such court, a “Chosen Court”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding purportedly brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or shareholder of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporation Law of the State of New York or this Certificate of Incorporation or the Corporation’s By-Laws (with respect to each, as may be amended from time to time), or (iv) any action or proceeding asserting a claim otherwise governed by the internal affairs doctrine. Any person holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be (a) deemed to have notice of and consented to the provisions of this Article ELEVENTH, and (b) deemed to have waived any argument relating to the inconvenience of the Chosen Court in connection with any action or proceeding described in this Article ELEVENTH. If any action or proceeding the subject matter of which is within the scope of this Article ELEVENTH is filed in a court other than a Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of any Chosen Court in connection with any action or proceeding brought in any such court to enforce this Article ELEVENTH (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

TWELFTH: The By-Laws of the Corporation may be amended, repealed or adopted by the Board of Directors, except the affirmative vote of the holders of a majority of the voting power of all the shares of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any By-Law that is inconsistent with the first sentence of Article I, Section 2 of the By-Laws. Any By-Law adopted by the Board of Directors may be amended or repealed by shareholders entitled to vote thereon in the manner prescribed by the By-Laws.

IN WITNESS WHEREOF this Restated Certificate of Incorporation has been signed this day of             , 2016.

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